Exhibit 10.4

EMPORIA PARTNERS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

EMPORIA PARTNERS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (“Agreement”) of EMPORIA PARTNERS, LLC (the “Company”) is entered into and shall be effective as of August 11, 2003, by and among EMPORIA ACQUISITIONS, LLC, a Delaware limited liability company (“EALLC”), KEVIN A. SHIELDS (“Shields”), DON G. PESCARA (“Pescara”), DAVID C. RUPERT (“Rupert”) and HOPKINS ENTERPRISES, INC., a Delaware corporation (“Hopkins”) (collectively, the “Members”) pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”). This Agreement amends and restates the original Limited Liability Company Agreement of Emporia Partners, LLC, dated as of January 3, 2002 among EALLC, Shields, Pescara, Rupert and Bret A. Broaddus (“Broaddus”) and Alan Shaw (“Shaw”).

SECTION 1

THE COMPANY

1.1 Formation. The Company was formed as a Delaware limited liability company effective as of October 2, 2000 pursuant to and in accordance with the Act for the purpose set forth in Section 1.3, below. Shields, by Assignments dated March 31, 2003, acquired all of the membership interest of Broaddus and Shaw. The Certificate of Formation of the Company is being amended to reflect certain restrictions to be enacted with respect to the governing provisions of the Company.

1.2 Name. The name of the Company shall be Emporia Partners, LLC and all business of the Company shall be conducted in that name. The Company shall hold all of its property in the name of the Company and not in the name of any Member.

1.3 Purpose. The sole and exclusive purposes of the Company are to acquire the Property and to own, manage, operate, lease, alter, improve and maintain the Property and to transact any and all lawful business for which a limited liability company may be organized under the laws of Delaware that is incident, necessary and appropriate to accomplish the foregoing. Except as provided above, the Company shall not engage in any other activities or businesses. To clarify more specifically the Company’s intentions and obligations and in connection with its covenants and obligations made in obtaining certain permanent financing of the Property from JPMorgan Chase Bank, a New York banking corporation (“JPMorgan”) the Company hereby adopts the following additional provisions of operation in furtherance of its purpose, which additional provisions shall be in full force and effect until the full performance by the Company of its obligations under all documents evidencing the loan from JPMorgan.

The Company has not and shall not:

(a) acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property;

(b) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the holder of the Security Instrument (as defined below) amend, modify, terminate or fail to comply with the provisions of the Certificate of Formation, or the Company’s Operating Agreement;

(c) own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of the holder of the Security Instrument;

(d) commingle its assets with the assets of any of its principal(s), affiliates, or of any other person or entity or transfer any assets to any such person or entity other than the distributions pursuant to Sections 3.4 and 4.5 hereof and distributions on account of equity interests in the Company permitted by the Security Instrument and properly accounted for;

(e) allow any person or entity to pay its debts and liabilities (except for a Guarantor or Indemnitor (as defined in the Security Instrument)) or fail to pay its debts and liabilities solely from its own assets;

(f) fail to maintain its records, books of account and bank accounts separate and apart from those of the partners, members, principals and affiliates of the Company, the affiliates of a partner or member of the Company and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Company;

(g) other than the Lease, enter into any contract or agreement with any partner, member, principal or affiliate of the Company or any guarantor of all or a portion of the obligations secured by the Security Instrument or any partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any partner, member, principal or affiliate of the Company, as the case may be, any guarantor or any partner, member, principal or affiliate thereof;

(h) fail to correct any known misunderstandings regarding the separate identity of the Company;

(i) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Company (except for a Guarantor or Indemnitor (as defined in the Security Instrument));

(j) make any loans or advances to any third party, including any partner, member, principal or affiliate of the Company, or any partner, member, principal or affiliate thereof;

(k) fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(l) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any third party (including any partner, member, principal or affiliate of the Company or any partner, member, principal or affiliate thereof);

(m) fail to allocate fairly and reasonably among the Company and any third party (including, without limitation, any guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(n) allow any person or entity to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(o) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(p) share any common logo with or hold itself out as or be considered as a department or division of (i) any partner, principal, member or affiliate of the Company, (ii) any affiliate of a partner, principal, member or affiliate of the Company, or (iii) any other person or entity or allow any person or entity to identify the Company as a department or division of that person or entity; or

(q) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Company or the creditors of any other person or entity.

In addition, and notwithstanding any other provisions of this Agreement or the Company’s Certificate of Formation and so long as any obligations secured by a first priority mortgage, deed of trust or deed to secure debt incurred in connection with the financing of the Property with JPMORGAN CHASE BANK, a New York banking corporation, or its successors or assigns (a “Security Instrument”) remain outstanding and not discharged in full, without the consent of all members, the Company shall have no authority to:

(i) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than obligations secured by the Security Instrument, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time one percent (1%) of the outstanding obligations secured by the Security Instrument;

(ii) seek the dissolution or winding up, in whole or in part, of the Company;

(iii) merge into or consolidate with any person or entity or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any such action; or

(v) amend, modify or alter Sections 1.3, 1.8, 6.1 or 12.1 of this Agreement.

1.4 Principal Office. The Company shall maintain its principal office at 3421 Manhattan Avenue, Manhattan Beach, California 90266-3359 or at such other place or places as may be determined by the Managing Member.

1.5 Registered Agent and Office. The name of the registered agent for service of process and the address of the Company’s registered office in the State of Delaware shall be Lexis Document Services, Inc., 30 Old Rudnick Lane, Suite 100, Dover DE 19901, or such other agent or office in the State of Delaware as the Managing Member may from time to time designate.

1.6 Term. The term of the Company shall commence on the date hereof and shall continue until the winding up and liquidation of the Company and its business is completed following a “Liquidating Event,” as provided in Section 12 hereof.

1.7 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managing Member shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Managing Member shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

1.8 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

1.9 Independent Activities; Transactions With Affiliates.

(a) Each Member and any of its Affiliates shall be required to devote only such time to the affairs of the Company as such Member determines in its sole discretion may be necessary to manage and operate the Company, and each such Person, to the extent not otherwise directed by such Member, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(b) Insofar as permitted by applicable law, each Member (acting on its own behalf) and its Affiliates may, notwithstanding this Agreement, engage in whatever activities it chooses, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or any Member and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in such activities, or require any Member to permit the Company or any Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

1.10 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

(a) “Act” means the Delaware Limited Liability Company Act, as set forth in Title 6 of the Delaware General Corporation Law, as amended from time to time (or any corresponding provisions of succeeding law).

(b) “Additional Contribution” has the meaning set forth in Section 2.1 hereof.

(c) “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, manager, managing member or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(d) “Agreement” means this Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

(e) “Appraisers’ Notice” has the meaning set forth in Section 10.6 hereof.

(f) “Bankruptcy Action” means, with respect to any Person, any of the following:

(i) Taking any action that might cause the Company to become insolvent.

(ii) Commencing any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

(iii) Instituting proceedings to have the Company adjudicated as bankrupt or insolvent.

(iv) Consenting to the institution of bankruptcy or insolvency proceedings against the Company.

(v) Filing a petition or consent to a petition seeking reorganization arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy.

(vi) Seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its assets.

(vii) Making any assignment for the benefit of the Company’s creditors.

(viii) Admitting in writing its inability to pay its debts generally as they become due.

(ix) Taking any action in furtherance of any of the foregoing.

(g) “Breach Amount” has the meaning set forth in Section 10.4 hereof.

(h) “Breach Payments” has the meaning set forth in Section 10.4 hereof.

(i) “Breaching Member” has the meaning set forth in Section 10.3 hereof.

(j) “Business Day” means a day of the year on which banks are not required or authorized to close in Los Angeles.

(k) “Capital Account” means, with respect to any Member, the Capital Account maintained for such Person in accordance with the following provisions:

(i) To each Person’s Capital Account there shall be credited such Member’s Capital Contributions and such Member’s distributive share of Profits.

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement and such Member’s distributive share of Losses.

(iii) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

(l) “Capital Contributions” means, with respect to any Member, the amount of money and the agreed initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Company interest held by such Member pursuant to the terms of this Agreement.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)

(n) “Company” means the limited liability company formed by this Agreement and the limited liability company continuing the business of this Company in the event of dissolution as herein provided.

(o) “Contract” means that certain Sale and Purchase Agreement entered into between Company and Hopkins Manufacturing Corporation.

(p) “First Appraiser” has the meaning set forth in Section 10.6 hereof.

(q) “Fiscal Year” means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2000, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof.

(r) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimus Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimus amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b),

but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(s) “Lease” means that certain Lease between Company and Hopkins (of even date herewith) for the Property.

(t) “Liquidating Event” has the meaning set forth in Section 12 hereof.

(u) “Loan” shall mean the indebtedness relating to the purchase of the Property or the initial construction of the improvements on the Property, or any renewals, modifications or refinancings of the same (but subject, nevertheless, to the conditions and/or consents required herein with respect to any of the foregoing including, without limitation, those conditions and consents required pursuant to Sections 3.4 (a) and 5.2(a) hereof).

(v) “Managing Member” means EALLC and such other Managing Member appointed in accordance with this Agreement.

(w) “Members” means those individuals and entities executing this Agreement as Members. “Member” means any one of the Members.

(x) “Net Cash Flow” and “Net Proceeds” have the meanings set forth in Sections 4.1 and 4.2, respectively.

(y) “Net Equity” has the meaning set forth in Section 10.6 hereof.

(z) “Net Stated Equity” has the meaning set forth in Section 11.2 hereof.

(aa) “Non Paying Member” has the meaning set forth in Section 2.1.

(bb) “Paying Members” has the meaning set forth in Section 2.1.

(cc) “Percentage Interest” means, with respect to any Member, the percentage interest set forth opposite such Member’s name on Exhibit A attached hereto. In the event any Company interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.

(dd) “Permitted Transfer” has the meaning set forth in Section 9.2(b)(i) hereof.

(ee) “Permitted Transferee” has the meaning set forth in Section 9.2(b)(ii) hereof.

(ff) “Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.

(gg) “Priority Return” means the payments required to be made to Hopkins pursuant to Section 3.4, which payments shall be made with all funds of Company available after payments of debt service, or any other payments required under, any Loan.

(hh) “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year, based on adjusted Gross Asset Value;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(ii) “Property” means the real property described on Exhibit B hereto.

(jj) “Proportionate Share of a Member’s Additional Capital Contribution” shall mean a Member’s share of an additional Capital Contribution pursuant to Section 2.1 of this Agreement determined on the basis of the ratio between the respective Member’s Capital Contributions at the time of the Manager’s notice pursuant to Section 2.1.

(kk) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(ll) “Schedule A Priority Returns” has the meaning set forth in Section 3.4.

(mm) “Schedule B Priority Returns” has the meaning set forth in Section 3.4.

(nn) “Second Appraiser” has the meaning set forth in Section 10.6 hereof.

(oo) “Third Appraiser” has the meaning set forth in Section 10.6 hereof.

(pp) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition (including a hypothecation) and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

(qq) “Wholly Owned Affiliate” of any Person shall mean (i) an Affiliate of such Person one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii) above.

SECTION 2

MEMBERS’ CAPITAL CONTRIBUTIONS

2.1 Capital Contributions. The Initial Members’ Capital Contributions are set forth on Exhibit A hereto. If the Manager shall determine that additional capital contributions (“Additional Contribution”) shall be required for the continued operation of the business of the Company, the Manager shall so notify each Member in writing. Within thirty (30) days after the receipt of such notice, each Member shall make such Member’s Proportionate Share of such Additional Contribution. To the extent that a Member (“Non-Paying Member”) fails so to make such Member’s share of any Additional Contribution, the other Members (“Paying Members”) may elect to make the Non-Paying Member’s Additional Contribution as the Paying Members shall agree, or if there shall be no agreement, in proportion to the then balances in each of the Paying Members’ Capital Accounts. The Capital Accounts of all Members shall be adjusted to reflect such Additional Contributions.

No Member shall have any obligation whatsoever to make loans to the Company. Loans may be made by a Member to the Company only upon Manager approval. Loans by Members to the Company shall not constitute a contribution to the capital of the Company or be credited to the Capital Account of the lending Member or entitle the lending Member to any increase in such Member’s share of Company gains, profits or distributions or subject such Member of any greater proportion of the losses which the Company may sustain. Any loans made by any Member to the Company shall be on terms at least as favorable to the Company as terms which would be demanded by an unrelated lender.

If the existing Members do not elect to contribute all of the needed additional funds, the Manager shall have the right to seek new Members under substantially the same terms and conditions that the existing Members were solicited for additional funds. Additional Contributions shall be made upon execution and acknowledgment of instruments in form and substance satisfactory to the Manager. Upon receipt of additional funds from existing or new Members, the Percentage Interests, including allocable share of Profits and Losses, and distributive shares of Net Cash Flow, Net Proceeds, Net Equity and Net Stated Equity of all Partners shall be adjusted to reflect the terms and conditions upon which such additional funds were solicited.

Notwithstanding the foregoing, Hopkins shall have no obligation to make Additional Capital Contributions pursuant to the provisions of this Section 2.1. Furthermore, Hopkins’ right to receive its Priority Return (and its consent rights pursuant to Section 5.2 hereof) shall not be affected by this Section 2.1.

2.2 Other Matters.

(a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein. Except as otherwise provided herein, each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Capital Contribution thereto and share of Profits or Losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. No Member will be personally liable for any debts or losses of the Company beyond such Member’s respective Initial Capital Contribution.

(b) No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as Member, except as otherwise provided in this Agreement.

(c) Except as otherwise provided in Section 9 hereof, relating to Transfers of Company interests, no Person shall be admitted to the Company as a Member without the consent of the Managing Member.

(d) No Member shall be obligated to make any capital contribution in excess of the amounts specified in Section 2.1.

SECTION 3

ALLOCATIONS

3.1 Profits and Losses. Except as otherwise provided in Section 3.2, Profits and Losses for any Fiscal Year shall be allocated among the Members in the proportion in which their share in distributions under Section 4.3 were made for such Fiscal Year.

3.2 Regulatory Allocations.

(a) Allocation Adjustments Required to Comply With Section 704(b) of the Code.

(i) Limitations On Allocation of Losses. There shall be no allocation of Losses to any Member which would create or increase a deficit balance in such Member’s Capital Account (in excess of such Member’s allocable share of minimum gain as determined under Regulation 1.704-2) unless such allocation would be treated as valid under Section 704(b) of the Code.

(ii) Qualified Income Offset. Notwithstanding the provisions of Section 3.1, if in any Fiscal Year a Member receives (or is reasonably expected to receive) a distribution, or an allocation or adjustment to such Member’s Capital Account, that creates or increases (or is reasonably expected to create or increase) a deficit balance in such Member’s Capital Account, there shall be allocated to the Member such items of Company income or gain as are necessary to satisfy the requirements of a “qualified income offset” within the meaning of Regulation Section 1.704-1(b).

(iii) Minimum Gain Chargeback. Notwithstanding the provisions of Section 3.1, this Section 3.2(a)(iii) hereby incorporates by reference the “minimum gain chargeback” provisions of Regulation Section 1.704-2. In general, upon a reduction of the Company’s minimum gain, the preceding sentence shall require that items of income and gain be allocated among the Members in a manner that reverses prior allocations of nonrecourse and member nonrecourse deductions as well as reductions in the Members’ Capital Account balances resulting from distributions that, notwithstanding Section 3.2(d), are allocable to increases in the Company’s minimum gain. Subject to the provisions of Section 704 of the Code and the Regulations thereunder, if the Managing Member determine at any time that operation of such “minimum gain chargeback” provisions likely will not achieve such a reversal by the conclusion of the liquidation of the Company, the Managing Member shall adjust the allocation provisions of this Section 3.2 as necessary to accomplish that result.

(iv) Allocations Subsequent to Certain Allocation Adjustments. Any allocations of items of Profits or Losses pursuant to Section 3.2(a)(i) or (ii) shall be taken into account in computing subsequent allocations pursuant to Section 3.1 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to Section 3.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 3.1 without application of Section 3.2.

(b) Book — Tax Accounting Disparities. If Company property is reflected in the Capital Accounts of the Members at a book value that differs from the adjusted tax basis of such property, allocations of depreciation, amortization, income, gain or loss with respect to such property shall be allocated among the Members so as to take into account any such variation between the adjusted basis of such property and its fair market value. Allocations pursuant to this Section 3.2(b) are solely for purposes of federal, state and local taxes and shall not affect in any way any Member’s Capital Account or distributive share of distributions and allocations of Profits and Losses.

(c) Modifications to Preserve Underlying Economic Objectives. If, in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the regulations, rulings, and administrative practices thereunder) or an ambiguity in this Agreement which makes it necessary or prudent to modify the allocation provisions of this Section 3.2 in order to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Managing Member shall upon prior written notice to all of the Members make the minimum modification necessary to achieve such purpose.

(d) Nonallocation of Distributions to Increases in Minimum Gain. To the extent permitted under Regulation Section 1.704-2(h), distributions to Members shall not be allocable to increases in the Company’s minimum gain. In general, and except as provided in such Regulation, the preceding sentence is intended to ensure that reductions in a Member’s Capital Account balance resulting from distributions of money or other property to that Member are not reversed by the minimum gain chargeback provisions of Section 3.2(a)(iii).

(e) Allocation of Liabilities. Solely for purposes of determining the Members’ respective shares of the Company’s “non-recourse liabilities” within the meaning of Regulation Section 1.752-3(a)(3), each Member’s interest in Company Profits shall equal such Member’s Percentage Interest.

3.3 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted under this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Allocations pursuant to this Section 3.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

3.4 Hopkins Priority Returns.

(a) Subject to Section 4.5, for each of the periods set forth below during which Hopkins is a Member until the two hundred fortieth (240th) full calendar month of the term of that certain Lease dated January 3, 2001 for the Property (“Lease”) the terms of which are hereby incorporated herein by this reference, Hopkins shall be paid a priority return in an amount equal to the amount set forth below for the applicable period indicated below (each individually a “Priority Return” and collectively, the “Priority Returns”) from the rental income received from Hopkins as tenant under the Lease, provided that payments by Hopkins of the Basic Rent into any lock box established by a lender of the Company in connection with a Loan shall be deemed receipt of payment. “Rent Commencement Date” for purposes of this Section, is January 3, 2001 and the schedules below are to be interpreted as running from the Rent Commencement Date.

Period	Priority Return/ Month	Priority Returns/ Annum
Rent Commencement Date through 36th full calendar month	$34,025.00	$408,300.00

37th through 72nd full calendar month	$40,846.83	$490,162.00

73rd through 108th full calendar month	$45,618.70	$547,424.38

109th through 144th full calendar month	$50,896.73	$610,760.72

145th through 180th full calendar month	$56,731.84	$680,782.10

181st through 216th full calendar month	$63,179.93	$758,159.11

217th through 240th full calendar month	$70,302.29	$843,627.51

The foregoing Priority Returns are hereinafter sometimes referred to as the “Schedule A” Priority Returns.

Notwithstanding anything contained herein to the contrary, effective upon the closing of the Loan with JPMorgan Chase Bank, a New York banking corporation and payment in full of the Seller Financing Note, as defined in the Contract, the Priority Return shall be changed to the following amounts, for the respective periods set forth below (except that no retroactive adjustments shall be made to the Priority Return):

Period	Priority Return/ Month	Priority Returns/ Annum
JPMorgan Loan closing date through January 31, 2004	$29,866.67	$358,400.00

37th through 72nd full calendar month	$36,473.67	$437,684.00

73rd through 108th full calendar month	$40,478.58	$485,742.92

109th through 144th full calendar month	$44,935.96	$539,231.56

145th through 180th full calendar month	$49,892.99	$598,715.90

181st through 216th full calendar month	$55,401.52	$664,818.27

217th through 240th full calendar month	$61,518.57	$738,222.82

The foregoing Priority Returns are sometimes hereinafter referred to as the “Schedule B” Priority Returns.

(b) Hopkins shall receive no allocations of Company Profits or Losses and shall receive no allocations of income, gain, loss or deductions. Notwithstanding anything contained herein to the contrary, from and after the two hundred fortieth (240th) full calendar month of the Lease term, no Priority Returns shall be due to Hopkins except for such sums as may have accrued, and been unpaid pursuant to the terms hereof, prior to the expiration of the 240th full calendar month of the term. For Federal income tax purposes (i) the Priority Return shall be treated as a deposit and return of cash flow, rather than as a distribution of Profits; (ii) Hopkins shall reduce its annual rent deduction by the amount of the Priority Return; and (iii) the Company shall reduce its rental income by the amount of the Priority Return.

(c) Notwithstanding the foregoing, to the extent any entity providing financing for the Property requires that a reserve for real estate taxes and/or insurance for the Property be established (collectively “Reserve Expenses”) and such Reserve Expenses are paid by Borrower to Lender then upon execution of an agreement, in form and content satisfactory to Company, Hopkins, and such lender (“Escrow Agreement”), the Company’s obligation to make the Priority Return Payment shall be reduced by an amount equal to the amount required by such lender (the “Reserve Payment”) and in lieu of such portion of the Priority Return, the Reserve Payment shall be made by Company to such lender (to the extent of the rental payments received from Hopkins). The provisions of the preceding sentence shall be inapplicable to Hopkins direct funding of escrows for such Reserve Expenses (which Hopkins agrees to do with respect to the JPMorgan Loan) and shall be inapplicable under the circumstances set forth in Section 3.4(d) below. The terms of the Escrow Agreement shall provide, among other things, that the Reserve Payment shall be held by the lender for the benefit of Hopkins for the purpose of reimbursing Hopkins, as the lessee under the Lease, for costs incurred by Hopkins for Reserve Expenses to the Property (to the extent such Reserve Expenses are paid by Hopkins) or for direct payment of the Reserve Expenses by lender, as determined by Lender. The Escrow Agreement shall specifically provide that upon expiration of the Lease or repayment of the Loan the then current balance in the Reserve escrow will be paid to Hopkins.

(d) In the event Hopkins is paying the rental obligations under the Lease, net of the Priority Return, directly to a loan Servicer, then Hopkins agrees that it will make the deposits for the Reserve Expenses directly with such Servicer or to the Lender as directed by the Lender pursuant to the Escrow Agreement.

(e) It is acknowledged and agreed that, subject to the provisions of Section 3.4(c) above, the Priority Returns payable to Hopkins shall be due and payable to Hopkins pursuant to the provisions hereof upon Hopkins’ payment to the Company of the Basic Rent due pursuant to the Lease, regardless of whether or not the revenues of the Company, after giving affect to such payment of the Priority Returns to Hopkins, are sufficient to pay required debt service pursuant to the Loan, or any permitted subsequent refinancings thereof. Notwithstanding any provision hereof to the contrary, it is acknowledged and agreed that payment of the Hopkins Priority Return shall only be made from, and the Company shall only be required to pay the same to Hopkins to the extent of, excess cash, if any, distributed to Borrower by JPMorgan Chase Bank following application by JPMorgan Chase Bank of rents collected from the Property, including the Basic Rent, and other amounts collected pursuant to the Cash Management Agreement between the Company and JPMorgan Chase Bank in the order and priority as specified in such Cash Management Agreement. JPMorgan Chase Bank has taken as collateral for its loan an assignment of the Lease, and it is further acknowledged and agreed that the terms of this Agreement, including, without limitation, this Section 3.4, Section 11.3 and Section 11.4, are not binding on JPMorgan Chase Bank, and that in the event JPMorgan Chase Bank succeeds to the interest of the Company under the Lease, JPMorgan Chase Bank shall be entitled to enforce the Lease in accordance with its terms, subject to the terms and conditions of any Subordination, Non-Disturbance and Attornment Agreement executed by Hopkins and JPMorgan Chase Bank. The foregoing shall not be deemed to release any Members of the Company from their obligation to Hopkins pursuant to the terms of this Agreement.

(f) If, as a result of any default by the Company under the Loan that is not caused by a default by Hopkins under the Lease, Hopkins pays debt service on the Loan directly to a lender pursuant to an SNDA (as defined in Section 5.2(a) hereof), or if Hopkins pays debt service to a Lender on a permissive basis, without a default by Company under the Loan, then to the extent of such debt service payment i(including, without limitation, interest at the default rate and late charges, but only if the same are a result of Company’s default under the Loan not caused by Hopkins default under the Lease):

(i) Hopkins shall receive a credit in the amount of any debt service payment against the Basic Rent due pursuant to the Lease;

(ii) to the extent that the applicable Basic Rent less the applicable Priority Return exceeds the amount of any such debt service payment, Hopkins shall pay such excess to the Company (which payment obligation may be enforced in the manner provided under the Lease for enforcement of Hopkins’ obligation to pay Basic Rent); and

(iii) to the extent that the amount of any such debt service payment should exceed the amount of the Basic Rent less the applicable Priority Return (such excess being referred to as the “Overage”), the

Company shall be obligated to immediately repay to Hopkins the Overage. If any portion of the Overage is not paid within three (3) Business Days of the date due, such sum shall accrue interest from the due date at the Overdue Rate provided in the Lease. In addition: (i) Hopkins shall have the right to offset, from any payments due the Company pursuant to subsection (ii) above, any unpaid amounts due pursuant to this subsection (iii); and (ii) if any Overage is due Hopkins at the time of any refinancing or sale of the Property, then (to the extent of the unpaid amount of the Overage) the proceeds of such sale or refinancing shall be paid to Hopkins until repayment in full of the Overage. (“Debt service” as used in this Agreement shall not be deemed to include payments of the Reserve Expenses.)

(g) All Members of the Company other than Hopkins (the “Other Members”) hereby agree to jointly and severally guaranty to Hopkins the Company’s payment to Hopkins of the Overage plus interest pursuant to Section 3.4(f)(iii) above, which guaranty obligations shall be with recourse only to each of the Other Members’ respective membership interests in the Company.

(h) It is acknowledged and agreed that the Other Members have represented and warranted to Hopkins that, provided Hopkins duly performs and complies with all of its obligations pursuant to the Lease, the Company shall not incur or permit to exist any default under the Loan, and that in the event of any default by the Company under the Loan that is not caused by a default by Hopkins under the Lease, Hopkins may be required to make a payment to the lender of the applicable Basic Monthly Rent (as defined in the Lease) without deduction for, or recoupment of, the applicable Priority Return or to acquire or assume the Loan as a means of avoiding the payment to the lender of the applicable Basic Monthly Rent (as defined in the Lease) without deduction for, or recoupment of, the applicable Priority Return. Accordingly, the Other Members further acknowledge and agree that in the event Hopkins is required to pay to a lender applicable Basic Monthly Rent without deduction for, or recoupment of, the applicable Priority Return, and such Priority Return is not otherwise timely paid by the Company to Hopkins pursuant to Section 4.5 hereof, or in the event Hopkins or its designee acquires or assumes a lender’s Note and other Loan documents pursuant to an SNDA upon a default by the Company under the Loan that is not caused by a default by Hopkins under the Lease, the Company and the Other Members shall be liable to Hopkins for: (i) payment of the unpaid Priority Returns with interest at the Overdue Rate provided in the Lease, (ii) repayment of the Loan (in connection with an acquisition of Loan by Hopkins), (iii) indemnification with respect to the liability assumed by Hopkins (in connection with an assumption of Loan by Hopkins) and (iv) all costs and expenses incurred by Hopkins in connection with any of the foregoing. In the event of Hopkins’ acquisition or assumption of a Loan under the circumstances described in this Section 3.4(h), the Company shall, at Hopkins’ request, immediately convey the Property to Hopkins (or its designee), and provided the Property is subject to no additional liens at the time of such conveyance beyond those existing as of the date hereof (other than the Loan, and those resulting from Hopkins’ acts or consented to by Hopkins), the Company and the Other Members shall be released from $6,000,000.00 of such liability under the provisions of this Section 3.4(h). The other Members hereby guaranty to Hopkins the repayment of the Priority Return pursuant to Section 4.5 The liability of all Other Members hereunder other than Shields shall be proportionate to each such Other Member’s Percentage Interest. The liability of Shields hereunder shall not be limited, and Shields will be liable for the full liability to Hopkins hereunder, subject to Shields’ right to obtain contribution from such Other Members, which right of contribution may not be asserted until such time as no liability is owing to Hopkins under the provisions of this Section 3.4(h).

(i) The provisions of Sections 3.4(f), (g) and (h) hereof shall no longer be applicable upon an amendment to the Lease which permanently reduces the Basic Monthly Rent, and payment to Hopkins of any accrued but unpaid Priority Returns, with interest thereon, pursuant to Section 5.2 hereof.

SECTION 4

DISTRIBUTIONS AND TAX ALLOCATIONS

4.1 Definition of Net Cash Flow. “Net Cash Flow” shall consist of the gross cash receipts received by the Company of any kind or description from the Property during a calendar month or quarter (as the case may be), except the gross proceeds from transactions described in Section 4.2, less the deductions described in Subsection (a) below.

(a) Deductions. For purposes of calculating Net Cash Flow, the following shall be deducted from the gross cash receipts of the Company:

(i) all costs of acquiring, improving, developing, managing, leasing, operating, maintaining, replacing, and preserving the Property to the extent paid in cash during such calendar month or quarter (but not including any such payments to the extent that the amounts thereof were reserved against and funded from such reserves);

(ii) all other operating or other expenses of the Company attributable to the Property paid in cash during such calendar month, or any expenditures for casualty losses to the extent that such losses are not reimbursed during such month by any third party responsible therefor, or through insurance maintained by the Company, but not including any expenses paid in cash to the extent that such expenses were reserved against and funded from such reserves;

(iii) all cash payments made with respect to the discharge of Company indebtedness during the calendar month, but not including any such payments to the extent that the amounts thereof were reserved against and funded from such reserves;

(iv) all amounts of reserved cash as reasonably determined by the Managing Member for (1) the repayment of Company indebtedness coming due in the future; (2) the acquisition, improvement, development, management, operation, (including, but not limited to, insurance and property taxes and assessments), maintenance, replacement or preservation of the Property; and (3) increases in working capital and other contingencies. At such times as the Managing Member reasonably determine that amounts reserved under this Section 4.1(a)(iv) are no longer necessary to be so reserved, such amounts shall, for purposes of calculating Net Cash Flow thereafter, be added to the gross cash receipts of the Company for the month in which such determination is made; and

(v) subject to Section 4.5, all amounts payable to Hopkins pursuant to Section 3.4.

(b) No Deduction for Depreciation. In computing Net Cash Flow, no deduction shall be made for depreciation or amortization as such terms are used for purposes of the Code.

4.2 Definition of Net Proceeds. As used in this Agreement, “Net Proceeds” shall be determined as follows:

(a) With respect to any sale, transfer, conveyance, or condemnation pursuant to power of eminent domain or conveyance in lieu thereof, failure of title or other transfer or loss of all or substantially all of the Property, including damage to such a substantial portion of the Property that the Property cannot be reconstructed or rebuilt within a reasonable time to permit the economic use of the Property (the foregoing are referred to collectively hereinafter as a “Complete Disposition”), the Net Proceeds shall equal the gross proceeds received by the Company as a result of such Complete Disposition (including, without limitation, the fair market value of any non-cash consideration received by the Company) less all costs and expenses relating thereto payable by the Company to third parties.

(b) With respect to any refinancing obtained by the Company which is secured by a lien on any of the Property or any portion thereof (referred to hereinafter as a “Financing”), the Net Proceeds shall equal the total principal amount of any such Financing received by the Company less (i) that portion of the Financing which is used for the purpose of acquiring or improving the Property, (ii) the costs of such Financing, and (iii) the amount of any debt (principal and interest) retired by such Financing.

4.3 Distribution of Net Cash Flow and Net Proceeds. Except as provided in Section 12.2 hereof, all Net Cash Flow and Net Proceeds for any period shall be distributed to the Members pro rata in accordance with their Percentage Interests no later than March 15 of the succeeding Fiscal Year.

4.4 In-Kind Distribution. Assets of the Company (other than cash) may be distributed in kind to the Members in the discretion of the Managing Member. If any assets of the Company are distributed to the Members in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution, and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with all other Members so entitled.

4.5 Hopkins Priority Returns. Subject to the provisions of this Section 4.5 and 5.2, (i) the Company shall pay to Hopkins cash in the amount of the Priority Returns described in Section 3.4, within one (1) Business Day after receipt of the applicable monthly Basic Rent (as defined in the Lease) for the month to which the Priority

Returns relates (the “Applicable Rent”), it being agreed that “receipt” shall be deemed to include payment by Hopkins directly to any Lender pursuant to a Loan or to any lockbox pursuant to a lockbox agreement entered into in connection with the Loan; and (ii) the Company shall not make distributions to the other Members until the Priority Returns have been paid. If the Priority Returns are not timely paid to Hopkins, the Company shall pay interest on such Priority Returns to Hopkins at the Overdue Rate (as defined in the Lease) or the maximum rate permitted by law, whichever is lesser, from the expiration of the three (3) Business Days after the due date until such Priority Returns are actually paid to Hopkins.

(a) The payment to Hopkins of the Priority Returns (1) shall be contingent upon receipt by the Company from Hopkins of the Applicable Rent, and (2) shall be tolled during any grace or cure period, if any, under the Lease during which Hopkins has not paid the Applicable Rent, but such tolled amount shall be paid to Hopkins within one (1) Business Day after receipt of the Applicable Rent.

(b) Subject to Lender’s consent, which the Company agrees to use commercially reasonable efforts to obtain, Hopkins shall be allowed to deduct the amount of the Priority Return from the applicable Basic Monthly Rent (as defined in the Lease) payable under the Lease and upon such deduction, the Priority Returns shall be deemed paid to Hopkins in compliance with the provisions of this Agreement, without any further action by the Company.

(c) Upon (1) a termination of the Lease pursuant to Article 17 thereof, (2) termination of Lessee’s right to possession of the Leased Property pursuant to Article 17 of the Lease, (3) an amendment to the Lease pursuant to Section 5.2 hereof, Hopkins’ right to receive the Priority Returns shall terminate and be of no further force and effect. If Hopkins is in default under the Lease, but the Lease has not been terminated, Hopkins shall be entitled to receive the Priority Returns upon all of the terms and conditions contained herein (including the payment to and receipt by the Company of the Applicable Rent). The provisions of this Section 4.5(c) are subject to the provisions of Section 11.3 hereof.

(d) Subject to its rights under Section 3.4 to be paid the Priority Return, Hopkins shall not be entitled to any distributions from the Company, nor shall any Profits or Losses or any items of income, gain, or deduction be allocated to Hopkins beyond income attributable to the Priority Returns paid to Hopkins. Without limitation of the provisions of Section 7 hereof, the Company shall provide Hopkins an advance copy of the Company’s K-1’s and tax returns for review and approval by Hopkins, such approval not to be unreasonably withheld (and to be delivered (or denied) within five (5) business days of receipt by Hopkins) provided such K-1’s and returns are consistent with the provisions of this Agreement.

4.6 General Tax Allocations.

(a) Except as provided in Section 4.7, Profits of the Company shall be allocated in the following manner:

(i) First, to each Member (exclusive of Hopkins) who has a deficit in its Capital Account, in proportion to such deficit, until the deficit is reduced to zero.

(ii) Second, to each of the Members (other than Hopkins) in an amount equal to and in proportion to the amounts distributable to them under Section 4.3.

(iii) Third, to the Members (other than Hopkins), pro rata in accordance with their Percentage Interests.

(b) Except as otherwise provided in Section 4.7, Losses of the Company shall be allocated in the following manner:

(i) To each of the Members (other than Hopkins) who have been allocated Profits in accordance with Sections 4.6(a)(ii) and (iii) in excess of Losses allocated pursuant to this Section 4.6(b), in an amount equal to and in proportion to such excess.

(ii) To each of the Members (other than Hopkins) with positive Capital Account balances, in proportion to such positive Capital Account balances, until all such positive Capital Account balances are reduced to zero.

(iii) Thereafter, to the Members (other than Hopkins) in proportion to their Percentage Interests.

4.7 Special Tax Allocations.

(a) Notwithstanding any other provision of this Agreement, any Member (other than Hopkins) who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), and which causes a deficit balance in such Member’s Capital Account, shall be allocated items of book income and gain in an amount and manner sufficient to eliminate or to reduce, as quickly as possible, the deficit so created or increased. This provision is intended to constitute a “qualified income offset” as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith. Such section of the Regulations shall control in the case of any conflict between that section of the Regulations and this Section.

(b) In the event that a Member (other than Hopkins) has a deficit Capital Account at the end of any fiscal year, such Member shall be allocated items of book income and gain in an amount and manner sufficient to eliminate or to reduce, as quickly as possible, the deficit so created or increased; provided that an allocation pursuant to this Section 4.7(b) shall be made only if and to the extent that the Member would have a deficit Capital Account balance after all other allocations provided for in this Section 4.7 have been tentatively made as if this Section 4.7(b) were not in this Agreement.

(c) Notwithstanding any other provision of this Agreement, in the event of a net decrease in Company minimum gain for a taxable year, each Member (other than Hopkins) shall be allocated items of Company income and gain for such year (and if necessary subsequent years) equal to that Member’s share of the net decrease in minimum gain. This provision is intended to constitute a minimum gain chargeback provision within the meaning of Regulations Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.

(d) Notwithstanding any other provision of this Agreement, in the event that a nonrecourse liability of the Company is loaned to the Company by a Member (other than Hopkins) or guaranteed by a Member such that such Member bears the economic risk of loss with respect to that liability as described under Regulations Section 1.752-2, the rules under Regulations Section 1.704-2(i) shall govern the allocation of any items of income, gain, loss or deduction in connection with such liability.

(e) The profit, gain or loss allocable to any Membership Interest (other than Hopkins’) in the Company which may have been transferred during any year shall be allocated among the persons who were the holders of such interest during such year in proportion to the number of calendar days that each such holder was recognized as the owner of the interest during such year, without regard to (i) the results of Company operations during the period in which the holders were recognized as the owners thereof, and (ii) the date, amount or recipient of any distributions which may have been made with respect to such interest; provided, that the allocation of gain or loss on the disposition of any property or interest in which the Company has a direct or indirect interest shall be based on the interests of the Members (other than Hopkins) on the date the event giving rise to such gain or loss occurs.

(f) If there is a transfer of a Membership Interest (other than Hopkins’) permitted by this Agreement, or if there is a distribution of Company property to a Member, at the request of a transferee or a distributee, the Managers shall cause the Company to file an election pursuant to Code Section 754 to cause the tax basis of the Company’s property to be adjusted for federal income tax purposes in the manner prescribed in Code Section 734 or Code Section 743, as may be applicable.

(g) In accordance with Code Section 704(c) and the Regulations thereunder, depreciation, amortization, gain and loss, as determined for tax purposes, with respect to any property whose book value differs from its adjusted basis for federal income tax purposes, shall, for tax purposes, be allocated among the Members (other than Hopkins) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its book value. Any elections or other decisions relating to such allocations shall be made by the Members (other than Hopkins) in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.7 are solely for purposes of federal, state, and local taxes and shall not effect, or in any way be taken into account in computing, any Member’s share of Net Profit, Net Loss, or other items or distributions pursuant to any provision of this Agreement.

(h) To the extent possible, the Company, in allocating items of income, gain, loss, or deduction among the Members (other than Hopkins) pursuant to this Article 9, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member’s allocable share of Net Profits, Net Losses or other items of gain or loss would have been had the events requiring the special allocations not taken place. The Company shall apply the provisions of this Article 9 in whatever order the Manager reasonably determines will minimize any economic distortion that otherwise might result from the application of the special allocations.

(i) The tax allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) which would permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to the distributions that would occur under Article 4. To the extent that the tax allocation provisions of this Agreement would not produce the desired Target Final Balances, the Members (other than Hopkins) agree to take such actions as are necessary to amend such tax allocation provisions to produce such Target Final Balances. Notwithstanding the other provisions of this Agreement, allocations of income, gain, loss, and deductions shall be made prospectively as necessary to produce such Target Final Balances (and to the extent such prospective allocations would not effect such result, the prior tax returns of the Company shall be amended to reallocate income, gain, loss and deductions to produce such Target Final Balances).

SECTION 5

MANAGEMENT

5.1 Management. The Company shall be managed by the Managing Member, which initially shall be EALLC (who shall be treated as a manager under the Act). Subject to the satisfaction of the requirements set forth in Paragraph 5.2: (i) the Managing Member may resign as such at any time by giving written notice to each Member, and (ii) any Managing Member may be removed, with or without cause, by the vote of 50% in interest (by Percentage Interest) of the Members. Election of a Managing Member to fill a vacancy shall be by the affirmative vote of 50% in interest of the Members. Except as otherwise set forth herein, the overall management and control of the business and affairs of the Company shall be vested in the Managing Member and no Member shall have any voting rights, rights to require meetings or other rights of management, control or approval over the business and affairs of the Company. The Managing Member, directly or indirectly through the managing member of its Managing Member, shall have the right to delegate signing authority through one or more powers of attorney. Any documents executed by any party pursuant to such power(s) of attorney shall be considered as valid and binding upon the Company as though executed directly by the Managing Member hereof, and/or the managing member of such Managing Member, as the case may be.

5.2 Specified Actions. Provided that no event specified under Section 4.5(c) has occurred, and the Lease is otherwise in full force and effect, the consent of both Hopkins and the Managing Member shall be required for any of the following actions to be taken by or with respect to the Company:

(a) the assumption or incurrence of any indebtedness other than the Loan (and except for unsecured trade debt and operating expenses not evidenced by a note) or any modification of the terms and provisions of the Loan except as expressly contemplated pursuant to any further assurances clause contained in the Loan documents and except as expressly contemplated pursuant to Section 3.4 hereof, provided, however, that any refinancing of the Loan, or replacement Loan(s) or any modification of the terms and provisions thereof shall not require the consent of Hopkins so long as all of the following requirements are met: (i) Company establishes to the satisfaction of Hopkins that there exists sufficient cash flow to pay the Priority Return to Hopkins or its successor after payment of the debt service required by such financing or replacement loan; (ii) through a Subordination, Nondisturbance and Attornment Agreement (“SNDA”), any subsequent lender agrees in writing with Hopkins or its successor to recognize the rights of Hopkins to receive the Priority Return so long as Hopkins is not in default of the Lease, after the notice, and beyond any applicable cure period set forth therein, so long as the Loan is not in default; (iii) and the subsequent lender (and as appropriate, the Company) provides Hopkins the right to cure any Loan defaults and provides Hopkins the other rights initially provided in the SNDA attached to the Lease through the Contract or a mutually agreeable substitute therefor.

(b) further encumbrance of the Property (other than encumbrances in connection with the Loan);

(c) sale or transfer of the Property;

(d) amendment of this Agreement;

(e) engaging in any business activity not described in Section 1.3 above;

(f) transfer a Member’s interest in the Company pursuant to Section 9 (including transfers otherwise permitted by Section 9.2) other than estate planning transfers) provided, however, admission of new members or adjustments of Percentage Interests pursuant to the provisions of Section 2.1 hereof shall not require the consent of Hopkins, so long as the Manager of the Company complies with the provisions of subsection (i) of this Section 5.2;

(g) any other action which would materially and adversely affect Hopkins’ right to receive the Priority Returns under this Agreement;

(h) filing of a bankruptcy or the commencement of any proceedings under any federal or state insolvency laws and for purposes of this Section (h) Hopkins shall be deemed an independent manager of the Company and a violation of this requirement shall be a violation of the governance of the Company;

(i) change of the Manager to an entity not controlled by either (or both) Kevin A. Shields or Don G. Pescara provided, however, that Hopkins shall receive prior notice of any change in the Manager hereunder.

Notwithstanding anything to the contrary contained in this Agreement, in the event the Company requests that Hopkins, as tenant, amend the Lease to permanently reduce the Basic Monthly Rent for each year of the Lease term by the amount of the Priority Returns for each corresponding year, (such net amounts being indicated on Exhibit C attached hereto) Hopkins, as tenant, and Company, as landlord, shall so amend the Lease with any required Lender consent, and thereafter Hopkins’ rights to the Priority Returns shall forever be terminated (except as to any accrued but unpaid Priority Returns, together with interest thereon, which are accrued but unpaid as of the effective termination date which shall be paid at the time the Lease is amended) and Hopkins’ consent shall no longer be required for the matters specified in Subsections (a) through (i) above. In such event, Hopkins shall be considered to have withdrawn from the Company and shall no longer be considered a Member and this Agreement shall be modified accordingly.

Each Member, by its execution of this Agreement, approves the refinancing of the Property with JPMorgan and ratifies the prior actions of EALLC in connection therewith.

SECTION 6

INDEMNIFICATION OF MEMBERS

6.1 Indemnification.

(a) General. The Company or its receiver or its trustee (to the extent of the Property only) shall indemnify, save harmless, and pay all judgments, liabilities and claims against each Member and Managing Member or any officers, directors, members, Managing Member or partner of such Member or Managing Member relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member, officer, director or partner in good faith that was reasonably believed by such indemnified Person to have been in the best interests of the Company and which pertained to the business of the Company, including attorneys’ fees incurred by such Member, Managing Member, officer, director or partner in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

(b) Subordination of Indemnification Obligations. Notwithstanding any provision hereof to the contrary, any indemnification claim against the Company arising under this Agreement or the laws of the state of organization of the Company shall be fully subordinate to any obligations of the Company arising under the Security Instrument or any other Loan Document (as defined therein), and shall only constitute a claim against the Company to the extent of, and shall be paid by the Company in monthly installments only from, the excess of net operating income for any month over all amounts then due under the Security Instrument and the other Loan Documents.

6.2 Limitations.

(a) Notwithstanding anything to the contrary in any of Section 6.1 of this Agreement, no Member or Managing Member shall be indemnified from any liability for fraud, bad faith, willful breach, willful misconduct or gross negligence.

(b) Notwithstanding anything to the contrary in Section 6.1, in the event that any provision in such Section is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

(c) The indemnity obligations of the Company shall be satisfied solely out of Company assets.

(d) No indemnification shall be available for any judgment, liability or claim to the extent covered by insurance for which insurance proceeds are actually available.

SECTION 7

ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting, Books and Records. The Managing Member on behalf of the Company shall maintain at the Company’s office separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with the cash method of accounting and, to the extent inconsistent therewith, in accordance with this Agreement. The Company shall use the cash method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly. Each Member shall, at its sole expense, have the right, at any time without notice to any other Member, to examine, copy, and audit the Company’s books and records during normal business hours. Upon request, the Managing Member shall provide to Hopkins copies of all financial statements provided to any Lenders.

7.2 Tax Returns; Information. The Managing Member shall cause the Company’s accountants to prepare all income and other tax returns of the Company and shall cause the same to be filed in a timely manner. Each Member agrees to cooperate in providing to the Managing Member financial records and information required by the Managing Member to prepare the Company’s tax returns. The Managing Member shall furnish to each Member a copy of each such return, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs promptly after it is available.

7.3 Tax Matters Member. EALLC is specially authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.

SECTION 8

AMENDMENTS; MEETINGS

8.1 Amendments. Subject to Section 5.2, this Agreement shall not be amended without the consent of Members holding at least fifty percent (50%) of the Percentage Interests.

8.2 Meetings. Meetings of the Members to discuss Company matters may be held at such time, date and place as the Managing Member may fix from time to time (or may be held telephonically at the request of any Member), or upon five days notice by any Member. A quorum shall be required for any meeting conducted pursuant to this Section 8.2, and provided Hopkins is not in default under the Lease, such quorum must include Hopkins.

SECTION 9

TRANSFERS OF INTERESTS

9.1 Restrictions on Transfers. Except as expressly permitted or required by this Agreement and subject to Section 5.2, no Member shall Transfer all or any portion of its interest in the Company or any rights therein without the consent of the Managing Member. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void and of no force or effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each Member (and each Member’s successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement. The above notwithstanding, Hopkins shall be entitled to collaterally assign its interest in the Company (including, without limitation, its right to receive its Priority Return pursuant to Section 3.4(a) hereof) to its secured lenders. In such event Company shall execute and deliver the Consent and acknowledgment in the form attached hereto as Exhibit D.

9.2 Permitted Transfers.

(a) General. Subject to the conditions and restrictions set forth in this Section 9.2, a Member shall have the right to Transfer all or any portion of its interest in the Company by means of a Permitted Transfer.

(b) Definition of Permitted Transfer; Permitted Transferees.

(i) A “Permitted Transfer” is any Transfer by a Member of all or any portion of its interest in the Company to a Permitted Transferee, provided that such Transfer otherwise complies with the conditions and restrictions of this Section 9.2.

(ii) A “Permitted Transferee” of a Member is any Person who is (1) a Wholly Owned Affiliate of such Member, (2) any other Member, (3) with respect to Hopkins, a permitted assignee or transferee pursuant to the Lease, or (4) any Person approved as a Permitted Transferee by the Managing Member.

(c) Conditions to Permitted Transfers. A Transfer otherwise permitted under this Section 9.2 shall not be a Permitted Transfer and any attempted Transfer of a Member’s interest to a Permitted Transferee shall be null and void and of no force or effect whatever unless and until the following conditions are satisfied:

(i) The transferor and transferee shall execute such documents and instruments of conveyance and assumption as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the Permitted Transferee’s agreement to be bound by the provisions of this Section 9 and assumption of all monetary obligations of the transferor Member with respect to the interest being transferred and the transferor Member’s agreement to guarantee the prompt payment and performance of such assumed obligations.

(ii) A Member making a Permitted Transfer of all or a portion of its Company interest and the Permitted Transferee thereof shall pay all reasonable costs and expenses incurred by the Company in connection with such Transfer.

(d) Admission of Permitted Transferee as a Member. A Permitted Transferee of an interest in the Company shall be admitted as a Member in the Company only upon the consent of the Managing Member which consent may be granted or withheld in such Managing Member’ sole discretion. The rights of a Permitted Transferee who is not admitted as a Member shall be limited to the right to receive allocations and distributions from the Company with respect to the interest transferred, as provided by this Agreement. The transferee of such interest shall not be a member with respect to such interest, and, without limiting the foregoing, shall not have the right to inspect the Company’s books, act for or bind the Company, or otherwise interfere in its operations. Notwithstanding the foregoing, Hopkins shall have the right to transfer its interest in the Company to any Person to which Hopkins assigns its interest in the Lease provided that Hopkins has received the consent of the

Company (if required under the Lease) or if such assignment is permitted without Company’s consent, pursuant to the Lease.

(e) Effect of Permitted Transfer on Company. The Members intend that the Permitted Transfer of an interest in the Company shall not cause the dissolution of the Company under the Act; however, notwithstanding any such dissolution, the Members shall continue to hold the Company’s assets and operate its business in Company form under this Agreement as if no such dissolution had occurred.

SECTION 10

WITHDRAWALS; ACTION FOR PARTITION;

BREACHES

10.1 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property and notwithstanding any provisions of applicable law to the contrary, each Member (and each of its legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Company interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

10.2 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Act, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) take any action to commence dissolution or its equivalent or cause a greater than 50% change of ownership with respect to itself (except that Hopkins shall not be bound by the provisions of this section (a) with respect to restrictions in change of ownership), (b) take any action that would constitute a Bankruptcy Action with respect to such Member, (c) exercise any power under the Act to dissolve the Company, (d) transfer all or any portion of its interest in the Company except a Permitted Transfer, (e) petition for judicial dissolution of the Company, or (f) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits) without, in each case, the consent of all of Members.

10.3 Consequences of Violation of Covenants. Notwithstanding anything to the contrary in the Act, if a Member (a “Breaching Member”) attempts to (i) cause a partition in breach of Section 10.1 hereof or (ii) withdraw from the Company or dissolve the Company or take any action in breach of Section 10.2 hereof, the Company shall continue and such Breaching Member shall be subject to this Section 10.3. In such event, the following shall occur;

(a) The Breaching Member shall immediately cease to be a Member and shall have no further power to act for or bind the Company;

(b) The other Member shall continue to have the right to possess the Company’s property and goodwill and to conduct its business and affairs;

(c) The Breaching Member shall be liable in damages, without requirement of a prior accounting, to the Company for all costs and liabilities that the Company or any Member may incur as a result of such breach;

(d) The Company shall have no obligation to pay to the Breaching Member its contributions, capital, or profits, but may, by notice to the Breaching Member within thirty (30) days of its withdrawal, elect to make Breach Payments (as hereinafter defined) to the Breaching Member in complete satisfaction of the Breaching Member’s interest in the Company;

(e) If the Company does not elect to make Breach Payments pursuant to Section 10.3(d) hereof, the Company shall treat the Breaching Member as if he were an unadmitted assignee of the interest of the Breaching Member and shall make distributions to the Breaching Member only of those amounts otherwise payable with respect to such interest hereunder;

(f) The Company may apply any distributions otherwise payable with respect to such interest (including Breach Payments) to satisfy any claims it may have against the Breaching Member;

(g) The Breaching Member shall have no right to inspect the Company’s books or records or obtain other information concerning the Company’s operations; and

(h) The Breaching Member shall continue to be liable to the Company for any unpaid Capital Contributions required hereunder with respect to such interest and to be jointly and severally liable with the other Members for any debts and liabilities (whether actual or contingent, known or unknown) of the Company existing on the date the Member becomes a Breaching Member.

10.4 Breach Payments. For purposes hereof, Breach Payments shall be made in five installments, each equal to one-fifth of the Breach Amount, payable on the next five (5) consecutive anniversaries of the breach by the Breaching Member, with simple interest accrued from the date of such breach through the date each such installment is paid on the unpaid balance of such Breach Amount at the applicable federal rate per annum. The Breach Amount shall be an amount equal to the Net Equity of the Breaching Member’s interest on the day of such breach, computed in accordance with Section 10.6 hereof. The Company may, at its sole election, prepay all or any portion of the Breach Payments or interest accrued thereon at any time without penalty.

10.5 No Bonding. Notwithstanding anything to the contrary in the Act, the Company shall not be obligated to secure the value of the Breaching Member’s interest by bond or otherwise; provided, however, that if a court of competent jurisdiction determines that, in order to continue the business of the Company such value must be so secured, the Company may provide such security. If the Company provides such security, the Breaching Member shall not have any right to participate in Company profits or distributions during the term of the Company, or to receive any interest on the value of such interest. For this purpose, the value of the interest of the Breaching Member shall be the Net Equity of such interest as of the effective date of the Breaching Member’s withdrawal.

10.6 Net Equity. The “Net Equity” of a Member’s interest in the Company (other than Hopkins’), as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Section 12 hereof if (1) all of the Company’s assets were sold for their Gross Appraised Values, (2) the Company paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day. Hopkins’ Net Equity shall be the undistributed amount of any rental income payable to Hopkins under Section 3.4 through the date of the event causing Hopkins to become a Breaching Member.

The Net Equity of a Member’s interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the firm of independent certified public accountants regularly employed by the Company. The Net Equity of a Member’s interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Gross Appraised Value of the Property, and the amount of such Net Equity shall be disclosed to the Company and each of the Members by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

“Gross Appraised Value,” as of any day, shall be equal to the fair market value of the Property as of such day. As used herein, as of any day, the “fair market value” of the Property means the amount that a single buyer would reasonably be expected to pay for the Property owned by the Company on such day, free and clear of all liens and encumbrances, in a single cash purchase, taking into account the current condition, use, and zoning of the Property.

In situations under this Agreement in which it is necessary to determine Gross Appraised Value, each Member shall within ten (10) days after request of a Member appoint an appraiser (the “First Appraiser” and the “Second Appraiser”). If the Second Appraiser is timely designated, the First and Second Appraisers shall meet within ten (10) days of such appointment and shall endeavor, within twenty (20) days of such appointment, to agree upon, and give written notice to the Company, the Members, and the firm of independent certified public accountants regularly employed by the Company, of the Gross Appraised Value of the Property (the “Appraisers’ Notice”). If an Appraisers’ Notice is not given during such period, then at any time after such period, either the Member who appointed the First Appraiser or the Member who appointed the Second Appraiser, by written notice to the First Appraiser and Second Appraiser, may demand that they appoint a Third Appraiser (the “Third Appraiser”). If the

First Appraiser and Second Appraiser have not either given an Appraisers’ Notice or appointed the Third Appraiser (who shall have agreed to serve) by the twentieth day after such demand, either the Member who appointed the First Appraiser or the Member who appointed the Second Appraiser may request any judge of the Superior Court of the County of Los Angeles to appoint the Third Appraiser. After the appointment of the Third Appraiser, the Gross Appraised Value shall be the amount included in an Appraisers’ Notice subscribed to by at least two (2) of the three (3) appraisers; provided that before subscribing to a Gross Appraised Value, the Third Appraiser shall meet at least once with the First Appraiser and the Second Appraiser to discuss in good faith the appraisal of the Property. If two (2) of the appraisers have not given an Appraisers’ Notice within twenty (20) days of the appointment of the Third Appraiser, the Gross Appraised Value of the Project shall be determined solely by the Third Appraiser, who shall give an Appraisers’ Notice within thirty (30) days of his appointment.

If a Second Appraiser is not timely appointed in the manner provided by this Agreement, the Gross Appraised Value shall be determined solely by the First Appraiser who shall give an Appraisers’ Notice of such Gross Appraised Value within ten (10) days of the last day on which the Second Appraiser could have been timely designated.

Each appraiser appointed hereunder shall be disinterested and shall be a member of the Appraisal Institute or other appropriate body and qualified to appraise real property similar to the Property and located in the vicinity of the Property.

SECTION 11

BUY-SELL

11.1 Buy-Sell. The Members (other than Hopkins) shall have the rights of purchase and sale provided by this Section 11.1, to be exercised by delivering a notice (an “Election Notice”). A Member giving an Election Notice as provided herein is referred to as an “Electing Member,” a Member receiving an Election Notice is referred to as a “Notice Member.” For purposes of this Section 11, EALLC and Shields shall be treated as one Member. Hopkins’ interest in the Company shall not be subject to the Buy-Sell provisions of this Section 11.1.

(a) Impasse. An “Impasse” is a deadlock among the Members on a material issue or the failure of any of the Members to give its consent or approval relative to any matter requiring such consent or approval. An Impasse shall occur on the sixth Business Day after any consent or approval is requested by a Member pursuant to any provision of this Agreement if any other Member has failed to give such consent or approval.

(b) Invocation of Buy-Sell Procedure. In the event of an Impasse, for a period ending at 11:59 P.M. (local time at the Company’s principal place of business) on the thirtieth day following the occurrence of the Impasse (the “Election Day”), this buy-sell procedure may be invoked by the giving of an Election Notice by any Member. Such Election Notice, to be valid, shall state an amount (the “Stated Amount”) to be used as the value of the Property in computing the Net Stated Equity (as defined in Section 11.2 below) of the Members’ interests, and shall be given to the Notice Member. The Stated Amount shall be a reasonable approximation of the fair market value of the Property.

(c) Effect of Election Notice; Buy-Sell Price. An Election Notice shall constitute an irrevocable offer by the Electing Member either to (1) purchase all, but not less than all, of the interest in the Company of the Notice Member, or (2) sell all, but not less than all, of its interest in the Company to the Notice Member. The price at which the interest of any Member is purchased and sold under this Section 11.1 (the “Buy-Sell Price” of such interest) is the Net Stated Equity thereof, determined as of the Election Day. The cost of determining Net Stated Equity shall be borne by the Company and shall be treated as an expense for purposes of such determination.

(d) Notice Member’s Election to Purchase or Sell. For a period (the “Election Period”) ending at 11:59 P.M. (local time at the Company’s principal place of business) on the tenth day following the Election Day, the Notice Member shall have the right to elect to purchase all, but not less than all, of the interest in the Company of the Electing Member, by giving notice thereof (the “Purchase Notice”) to the Electing Member. In such event, the Notice Member shall become the “Purchasing Member” and shall be obligated to purchase all of the Electing Member’s interest. In any other case, the Electing Member shall become the Purchasing Member and shall be obligated to purchase all of the interest of the Notice Member, who shall become the Selling Member and shall be obligated to sell all of its interest to the Purchasing Member.

(e) Terms of Purchase; Closing. The closing of the purchase and sale of the Selling Member’s interest shall occur on a date and time mutually agreeable to the Purchasing Member and the Selling Member, which shall not be later than 10:00 A.M. (local time at the place of the closing) on the first Business Day occurring on or after the ninetieth day following the last day of the Election Period and at such place as is mutually agreeable to the Purchasing Member and Selling Member, or upon the failure to agree, at the Company’s principal place of business. At the closing the Purchasing Member shall pay to the Selling Member, by cash or other immediately available funds, the portion of the Buy-Sell Price of such Selling Member’s interest, and the Selling Member shall deliver to the Purchasing Member good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those granted by this Agreement) to the Selling Member’s interest thus purchased.

At the closing the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby, including, without limitation, the Transfer of the Company interest of the Selling Member to the Purchasing Member and the assumption by the Purchasing Member of the Selling Member’s obligation with respect to the Selling Member’s interest transferred to the Purchasing Member. The reasonable costs of such Transfer and closing, including, without limitation, attorneys’ fees and filing fees, shall be divided equally between the Selling Member and the Purchasing Member.

11.2 Net Stated Equity. The “Net Stated Equity” of a Member’s interest in the Company, as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Section 12 hereof if (1) all of the Company’s assets were sold for the Stated Amount, (2) the Company paid its accrued, but unpaid, liabilities and established reserves pursuant to Section 12.2 hereof for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day.

The Net Stated Equity of a Member’s interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the firm of independent certified public accountants regularly employed by the Company. The Net Stated Equity of a Member’s interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Stated Amount, and the amount of such Net Stated Equity shall be disclosed to the Company and each of the Members by written notice. The Net Stated Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

11.3 Hopkins Buyout. Upon (1) a termination of the Lease, (2) termination of Hopkins’ right to possession of the Property pursuant to Article 17 thereof (whether or not the Company elects to so terminate the Lease) or (3) an amendment to the Lease pursuant to Section 5.2, the Company shall purchase all Hopkins’ interest in the Company by paying to Hopkins the amount of any unpaid payments due Hopkins under Section 3.4 through the date of such termination or occurrence of such events, and Hopkins shall thereafter have no interest in the Company. In the event of a termination of the Lease, or a termination of Hopkins right to possession of the Property and if the Company sues Hopkins pursuant to Article 17 of the Lease for the rent that would have been payable had the Lease, or Hopkins’ right to possession, not been terminated, the amount of such rent shall be reduced by the amount of any Priority Returns applicable to the period for which such rent is, or would have been, collected, and in such event, the Company shall be deemed to have purchased Hopkins’ interest pursuant to the provisions of this Section 11.3 without further act of any party. If the Company receives a judgment against Hopkins for back rent under the Lease, which judgment is paid by Hopkins, the amount of such judgment shall be reduced by the amount of the Priority Return payable to Hopkins.

11.4 Hopkins Cure Rights. In the event a Lender notifies Hopkins that a default under the Loan has occurred, Hopkins shall have the right, but not the obligation, to cure such default, provided that Hopkins shall first notify the Managing Member of its intent to cure the default and allow the Managing Member a period of time to cure the default equal to the lesser of (a) five (5) business days or (b) one business day less than the period for such default to be cured under the Loan. If the Managing Member commences within the cure period to cause the default to be cured and thereafter diligently pursues such cure in accordance with the Company’s cure rights under the Loan, Hopkins shall not have the right independently to cure the default. If the Managing Member does not cure or commence to cure such default during such five (5) business day period, Hopkins may elect to cure such default, in which case, Hopkins shall be entitled to reimbursement by the Company for all sums paid by Hopkins and all costs and expenses incurred by Hopkins in curing such default. All sums so paid by Hopkins and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate, as such term is defined in the Lease (or at the maximum rate permitted by law, whichever is the lesser) from the date on which such sums or expenses are paid or incurred by Hopkins, shall be paid by the Company to Hopkins on demand. Notwithstanding the foregoing to the contrary, in the event of a conflict between the provisions of this Section 11.4 and the terms of the SNDA, the provisions of the SNDA shall control.

SECTION 12

DISSOLUTION AND WINDING UP

12.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating only upon the occurrence of any of the following (“Liquidating Events”):

(a) The Managing Member files a petition, or has an involuntary petition filed against it, under the Bankruptcy Code, as it may be amended from time to time, without such proceeding being vacated or dismissed within one hundred twenty (120) days after commencement thereof unless the business of the Company, including, without limitation, the operation of the Property, is continued by the consent of the Members holding a majority of the remaining Percentage Interests within ninety (90) days after the occurrence of such event. If such consent is not timely obtained, the Company shall not liquidate any collateral pledged in support of the Loans unless the consent of the applicable rating agencies in regard to any rated securities issued in relation to the Loans and the holders of the Loans has been obtained (collectively the “Lenders”), and that such Lenders may continue to exercise all of their rights under the loan documents and retain any collateral until the loan has been paid in full or otherwise completely discharged.; and

(b) By the vote or written consent of all Members, or if no Loan is then outstanding, by the Managing Member.

Notwithstanding the foregoing, the bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such member shall have all the rights of such member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Company interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent member.

12.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the property of the Company has been distributed pursuant to this Section 12.2 and the Company has terminated. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members;

(b) Second, to the payment and discharge of all of the Company’s debts and liabilities to Members (including payment of any Priority Returns due to Hopkins); and

(c) The balance, if any, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The Managing Member shall not receive any additional compensation for any services performed pursuant to this Section 12. Each Member understands and agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Company to be made upon its liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

12.3 Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

SECTION 13

MISCELLANEOUS

13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed concurrently by a hard copy of the telephone conversation or facsimile communication sent by first-class U.S. mail, postage prepaid, addressed as follows or to such other address as such Person may from time to time specify by notice to the Members: if to the Company, to the Company at the address set forth in Section 1.4 hereof; and if to a Member, to such Member at the address set forth on Exhibit A hereto. Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

13.4 Time. Time is of the essence with respect to each provision of this Agreement.

13.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.7 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement; and, in that connection, the Managing Member agrees to execute and deliver whatever documents may be required by the other in carrying out its respective functions under Sections 5.2 and 5.3.

13.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

13.9 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

13.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.11 Entire Agreement. This document contains all of the understandings and agreements among the Members with respect to the rights, obligations, interests and liabilities of the Members pertaining to the Company and supersedes all prior agreements, discussions and understandings concerning such subject matter.

13.12 Attorneys Fees. In any action or proceeding between or among the Members arising out of this Agreement, the unsuccessful Member shall pay to the prevailing Member all costs and expenses, including, without limitation, reasonable attorneys fees incurred by the prevailing Member in such action or proceeding whether or not such action or proceeding is prosecuted to judgment.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.

Managing Member:

EMPORIA ACQUISITIONS LLC,

a Delaware limited liability company

By:	/s/ Kevin A. Shields
Kevin A. Shields,
Managing Member

Members:

/s/ Kevin A. Shields
Kevin A. Shields

/s/ Don G. Pescara
Don G. Pescara

/s/ David C. Rupert
David C. Rupert

HOPKINS ENTERPRISES, INC.

By:	/s/ Michael Santoni
Name:	Michael Santoni
Title:	Assistant Secretary